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                                    EXHIBIT 2.5

                       AGREEMENT AND PLAN OF MERGER BETWEEN

            INNOVATION PARTNERS, INC. AND INTERNET SPORTS NETWORK, INC.


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                           AGREEMENT AND PLAN OF MERGER


This Merger Agreement ("Agreement") is made effective as of June 30, 1999 ("Effective Date") by and

BETWEEN:    Jeffrey R. Thomas ("Vendor")

AND:        Innovation Partners, Inc. a Wisconsin Corporation; ("Targetco")

AND:        Internet Sports Network, Inc., a Florida corporation;
            (the "Merger Parent")

WHEREAS the authorized share capital of Targetco consists of 9,000 common shares par value ($1.00) of which 8,190 common shares (the "Targetco Shares") are issued and outstanding;

The Shareholders of Targetco are the registered and beneficial owners of the Targetco Shares as follows:

     Mr. Thomas             as to         7,110 Targetco Shares
     Mr. Casalena           as to           225 Targetco Shares
     Mr. Dreckmann          as to           270 Targetco Shares
     Mr. Wingeard           as to           180 Targetco Shares
     Mr. Young              as to           135 Targetco Shares
     Mr. Bloxdorf           as to            90 Targetco Shares
     Mr. Sussman            as to            90 Targetco Shares
     Mr. Michener           as to            90 Targetco Shares
                                          ---------------------
         Total Targetco Shares:           8,190;
                                          =====================

The Shareholders of Targetco and the Merger Parent have agreed to merge Targetco with ISN Wisconsin, Inc. (the "Subsidiary"), in the course of which merger the shares of Targetco shall be automatically converted into the right to receive shares of the Merger Parent and cash consideration as described herein, on the terms and conditions set forth in this Agreement and the Plan of Merger to be attached hereto as a portion of Exhibit 1.1;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows:

1.       MERGER AND EXCHANGE OF SHARES

1.1 Subject to the terms and conditions of this Agreement, Targetco, the Vendor and the Merger Parent each agree to merge Targetco with and into the Subsidiary in accordance with Articles and a Plan of Merger, copies of which are attached hereto as Exhibit 1.1 to be filed in Wisconsin, and in connection therewith the Merger Parent agrees to deliver to the Shareholders of Targetco on the Closing Date consideration (the "Consideration") comprised of one million dollars (U.S.$1,000,000) (the "Cash Portion") and six hundred six thousand sixty shares (606,060) of common stock of Merger Parent, which, when issued, will constitute ____% of the total outstanding shares of the Merger Parent (the "Merger Parent's Shares").

1.2      Upon the merger of Targetco with the Subsidiary:

         (a) the surviving corporation shall be the Subsidiary with Articles of Incorporation and Bylaws in the form attached to this Agreement as Schedule 1.2(a); and

         (b) the initial directors and officers of the subsidiary shall be as described in Schedule 1.2(b).

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1.3      The Cash Portion of the Consideration shall be delivered by the
Merger Parent to Godfrey & Kahn, S.C., as exchange agent for the shareholders of Targetco, by wire transfer, and the Merger Parent's Shares shall be issued to the Shareholders of Targetco in proportion to the share holdings of each Vendor in Targetco as listed on Schedule 1.3, and, as applicable, subject to the terms of an Escrow Agreement dated ___________. Notwithstanding the fact that certain of the Consideration is held pursuant to the Escrow Agreement, no Consideration under this Agreement or any other agreement delivered hereunder including, but not limited to the Employment Agreement (as defined in Section 2.1(a) hereof) shall be subject to any right of offset of the Merger Parent for any reason whatsoever.

1.4 The transactions contemplated under this Agreement shall be completed at the offices of the Merger Parent's counsel, Horwitz & Beam, Two Venture Plaza, Suite 350, Irvine, CA 92618, or at such other place as may be agreed upon by the parties in writing, at 11:00 o'clock a.m. local time in Irvine, CA (the "Time of Closing") on July 16, 1999 or on such other date as may be determined in accordance with this Agreement or by further agreement in writing between the parties (the "Closing Date").

1.5 On July 2, 1999, the Merger Parent deposited with its counsel US $200,000 (the "Deposit"), Deposit is to be held in trust pending the Closing Date. The Deposit shall be returned by the shareholders of Targetco only if they fail to complete the transactions contemplated in this Agreement and the Merger Parent is not in default. In order to treat the transaction as if the closing had occurred as the Effective Date, but subject to the closing occurring, parties agree that the Vendor's will operate the business for the account of the Merger Parent from the period of June 30, 1999 to the Time of Closing ("Interim Period"). Accordingly, all revenues and expenses of Targetco for the Interim Period (including regularly scheduled payment obligations under any Material Contracts that come due during the Interim Period), and the assets and liabilities related thereto, will be accrued to the Merger Parent (subject to indemnification to the extent provided in Paragraph 5, below).

2.       CONDITIONS PRECEDENT

2.1 The Merger Parent's obligation to carry out the terms of this Agreement and to complete its transactions contemplated under this Agreement is subject to the fulfillment of each of the following conditions that:

         (a) at the Time of Closing, Merger Parent shall have entered into a written employment and non-competition agreement with Jeff Thomas [("THOMAS")](the "Employment Agreement"), substantially in the form which appears as Schedule 2.1(a) to this Agreement;

         (b) at the Time of Closing, the directors of the Merger Parent shall have approved his Agreement and all of the transactions contemplated under this Agreement, in their absolute discretion;

         (c) as of the Time of Closing, the Vendor and Targetco shall have complied with their respective covenants and agreements contained in this Agreement in all material respects; and

         (d) as of the Time of Closing, the representations and warranties of the Vendor contained in this Agreement or contained in any certificates or documents delivered by them or any one of them pursuant to this Agreement shall be, in all material respects, true as if such representations and warranties had been made by the Vendor as of the Time of Closing;

The conditions set forth above are for the exclusive benefit of the Merger Parent and each may be waived by the Merger Parent in whole or in part at or before the time indicated for removal, without prejudice to any remedies that may otherwise be available to the Merger Parent.

2.2 The Vendor's respective obligations to carry out the terms of this Agreement and to complete their respective transactions contemplated under this Agreement are subject to the fulfillment to their satisfaction of each of the following conditions that:

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         (a)   as of the Time of Closing, the Merger Parent shall have
complied with all of its covenants and agreements contained in this Agreement; and

         (b) at the Time of Closing, the representations and warranties of the Merger Parent contained in this Agreement or contained in any certificates or documents delivered by it pursuant to this Agreement shall be, in all material respects, true as if such representations and warranties had been made by the Merger Parent as of the Time of Closing.

         (c) by the Time of Closing, Targetco shall have completed its due diligence investigation with results to its reasonable satisfaction; and

         (d) at the Time of Closing, Merger Parent shall have entered into the Employment Agreement.

The conditions set forth above are for the exclusive benefit of each of the Vendor and may be waived by each of them in whole or in part at or before the Time of Closing, without prejudice to any remedies that may otherwise be available to the Vendor.

3.       COVENANTS, AGREEMENTS AND ACKNOWLEDGMENTS

3.1 Vendor and Targetco jointly and severally covenant and agree with the Merger Parent that the Shareholders of Targetco and Targetco shall:

         (a) from and including the Effective Date through to and including the Time of Closing, do all such commercially reasonable acts and things necessary to ensure that all of the representations and warranties of Vendor and/or Targetco contained in this Agreement or any certificates or documents delivered by them or any one of them pursuant to this Agreement remain true and correct;

         (b) from and including the Effective Date through to and including the Time of Closing, preserve and protect the goodwill, Assets, business and undertaking of Targetco and, without limiting the generality of the foregoing, carry on the business of Targetco in a reasonable and prudent manner; and

         (c) from and including the Effective Date through to and including the Time of Closing, keep confidential all discussions and communications (including all information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged by the parties, and, if so requested by the Merger Parent, the Vendor and Targetco shall arrange for any director, officer, employee, authorized agent or representative of Targetco to enter into and the Vendor shall enter into a non-disclosure agreement with the Merger Parent in a form acceptable to the Merger Parent acting reasonably, which form shall permit confidential disclosure to the Vendor's consultants, accountants and attorneys to the extent necessary for them to verify the representations and warranties contained in this Agreement.

3.2 Vendor and Targetco jointly and severally covenant and agree with the Merger Parent that, from and including the Effective Date through to and including the Time of Closing, Vendor and Targetco shall not intentionally do any such act or thing that would render any representation or warranty of Vendor or Targetco contained in this Agreement or any certificates or documents delivered by them or any one of them pursuant to this Agreement untrue or incorrect.

3.3 Vendor and Targetco jointly and severally covenant and agree with the Merger Parent that, from and including the date hereof through the Time of Closing, unless this agreement terminates, that Vendor and Targetco shall not negotiate with any other person in respect of a merger of any of the Targetco Shares or any part of the Assets, other than a sale of part of the Assets in the ordinary course of Targetco's business.

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3.4      The Merger Parent covenants and agrees with Vendor and Targetco that the Merger Parent shall:

         (a) from and including the Effective Date through to and including the Time of Closing, do all such acts and things necessary to ensure that all of the representations and warranties of the Merger Parent contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement remain true and correct;

         (b) from and including the Effective Date through to and including the Time of Closing and subject to any obligations imposed by law or as a result of any application for listing on a stock exchange or filing required by the Securities and Exchange Commission, keep confidential all discussions and communications (including all information communicated therein) between the parties, and all written and printed materials of any kind whatsoever exchanged by the parties, and, if so requested by Vendor or by Targetco, the Merger Parent shall arrange for any of the Merger Parent's Representatives to enter into, and the Merger Parent itself shall enter into, a non-disclosure agreement with Vendor and Targetco in a form acceptable to Vendor and Targetco acting reasonably, which form shall permit confidential disclosure to the Merger Parent's consultants, accountants and attorneys to the extent necessary for them to verify the representations and warranties contained in this Agreement;

         (c) from and including the Effective Date through to and including the Time of Closing, preserve and protect the goodwill, assets, business and undertaking of Merger Parent and, without limiting the generality of the foregoing, carry on the business of Merger Parent in a reasonable and prudent manner; and

3.5 The Merger Parent covenants and agrees with the Vendor and with Targetco that, from and including the Effective Date through to and including the Time of Closing, the Merger Parent shall not do any such act or thing that would render any representation or warranty of the Merger Parent contained in this Agreement or any certificates or documents delivered by it pursuant to this Agreement untrue or incorrect.

4.       REPRESENTATIONS AND WARRANTIES

4.1 In order to induce the Merger Parent to enter into this Agreement and complete its transactions contemplated hereunder, Vendor represents and warrants to the Merger Parent that:

         (a) Targetco was and remains duly incorporated under the laws of the State of Wisconsin.

         (b)      Targetco:

                  (i) is a "private issuer" as that term is defined in any applicable securities legislation (the "Securities Act");

                  (ii) does not maintain an office or mailing address, or have any employees, agents or equipment (including any computer server equipment) in any jurisdiction other than its jurisdiction of incorporation; and

                  (iii) is in good standing with respect to the filing of annual reports and taxes in the jurisdiction of its incorporation and in each jurisdiction in which it carries on business except where the failure to be so qualified would not have a material adverse effect on Targetco;

         (c) the authorized and issued share capital of Targetco is as set forth in paragraphs A and B of the Recitals to this Agreement;

         (d) the Targetco Shares are validly issued and outstanding fully paid and non-assessable common shares of Targetco registered in the names of, and beneficially owned by, the Shareholders of Targetco as set forth in paragraph B of the Recitals to this Agreement free and clear of all voting restrictions, trade restrictions, liens, charges or encumbrances of any kind whatsoever;

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         (e)      except for the Targetco Shares, there are no shares,
options, convertible debentures, documents, instruments or other writings of any kind whatsoever which may constitute a "security" of Targetco as that term is defined in the Securities Act or any other applicable legislation and, except as is provided for by operation of this Agreement, there are no options, agreements or rights of any kind whatsoever to acquire all or any part of the Targetco Shares or any interest in them or in any other share capital of Targetco;

         (f) the articles of incorporation and bylaws of Targetco produced to Merger Parent have not been altered, amended or modified except as set forth therein;

         (g) to the best of Vendor's knowledge, all of the material transactions of Targetco have been promptly and properly recorded or filed in or with the books or records of Targetco, and the minute books of Targetco contain all records of the meetings and proceedings of shareholders and directors of Targetco since its date of incorporation;

         (h) to the best of Vendor's knowledge, information and belief, Targetco holds only a license, now expired pending renewal, issued by the National Football League Players Association;

         (i) Targetco is the registered and beneficial owner of all of the properties and assets (collectively the "Assets") listed on Schedule 4.1(i) to this Agreement, and such Assets represent all of the property and assets used by Targetco and which are necessary or useful in the conduct of its business;

         (j) Targetco has the corporate power to own the Assets owned by it and carry on the business carried on by it and Targetco is duly qualified to carry on business in all jurisdictions in which it carries on business except where the failure to be so qualified would not have a material adverse effect on the assets or business of Targetco;

         (k) to the best of Vendor's knowledge, Targetco has good and marketable title to the Assets, to the best of Vendor's knowledge, free and clear of all liens, charges and encumbrances of any kind whatsoever save and except those specified as "Permitted Encumbrances" on Schedule 4.1(k) to this Agreement;

         (l) to the best of Vendor's knowledge, information and belief, no third party privacy or intellectual property rights, including without limitation, copyright, trade secret or patent rights, were violated in the creation, compilation or acquisition of the Assets by Targetco or by any party through whom Targetco acquired title;

         (m) to the best of Vendor's knowledge, all machinery and equipment of any kind whatsoever comprised in the Assets are in reasonable operating condition and in a state of reasonable maintenance and repair taking into account their age and use;

         (n) all of the bank accounts and safety deposit boxes of Targetco are listed on Schedule 4.1(n) to this Agreement;

         (o) to the best of Vendor's knowledge, all of the insurance policies insuring against the loss of, or damage to, the Assets or public liability are listed in Schedule 4.1(o) to this Agreement;

         (p) the unaudited financial statements of Targetco for its fiscal year ended 31 December 1998 (collectively the "Targetco Financial Statements"), copies of which appear as Schedule 4.1(p) to this Agreement, taken as a whole, are true and correct in all material respects and present accurately the financial position and results of the operations of Targetco for the periods then ended;

         (q) to the best of Vendor's knowledge, the books and records of Targetco disclose all material financial transactions of Targetco arising subsequent to the preparation of the Targetco Financial Statements and such transactions have been accurately recorded;

         (r)      since 31 December 1998:

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                  (i) no dividends or other distributions of any kind
whatsoever on any shares in the capital of Targetco have been made, declared or authorized, except as disclosed in the Targetco Financial Statements and except for amounts distributed to the shareholders of Targetco as a result of Targetco's S corporation status;

                  (ii) to the best of his knowledge, Targetco has not become indebted to the Shareholders of Targetco or any one of them, except for current employment compensation as described in Schedule 4.1(4)(ii);

                  (iii) to the best of Vendor's knowledge, none of the Shareholders of Targetco or any other officer, director or employee of Targetco has become indebted or under obligation to Targetco on any account whatsoever; and

                  (iv) to the best of Vendor's knowledge, Targetco has not guaranteed or agreed to guarantee any debt, liability or other obligation of any kind whatsoever of any person, firm or corporation of any kind whatsoever;

         (s) to the best of Vendor's knowledge, there are no material liabilities of Targetco, whether direct, indirect, absolute, contingent or otherwise which are not disclosed or reflected in the Targetco Financial Statements except those incurred in the ordinary course of business since the date the Targetco Financial Statements were prepared, all of which are recorded in the books and records of Targetco;

         (t) the accounts receivable of Targetco shown on the Targetco Financial Statements or recorded in the books and records of Targetco are bona fide, good and, to the best knowledge of Vendor, collectible without set-off or counterclaim;

         (u)      except as set forth on Schedule 4.1(v) since 31 December 1998:

                  (i) there has not been any material adverse change of any kind whatsoever in the financial position or condition of Targetco or any damage, loss or other change of any kind whatsoever in circumstances materially affecting the business or Assets or the right or capacity of Targetco to carry on its business;

                  (ii) Targetco has not waived or surrendered any right of any kind whatsoever of material value;

                  (iii) Targetco has not discharged, satisfied or paid any lien, charge or encumbrance of any kind whatsoever or obligation or liability of any kind whatsoever other than current liabilities in the ordinary course of its business or as expressly permitted under this Agreement;

                  (iv) the business of Targetco has been carried on in the ordinary course;

                  (v) except as set forth in Schedule 4.1(u)(v), no new machinery or equipment of any kind whatsoever has been ordered by, or installed or assembled on the premises of, Targetco; and

                  (vi) except as set forth in Schedule (4.1(u)(vi), no capital expenditures exceeding in the aggregate $10,000 have been authorized or made by Targetco;

         (v) the directors, officers, employees, contractors and consultants of Targetco and all of their compensation arrangements with Targetco, whether as directors, officers or employees of, or as independent contractors or consultants to, Targetco, are as listed on Schedule 4.1(v) to this Agreement;

         (w) no payments of any kind whatsoever have been made or authorized by Targetco to or on behalf of the Shareholders of Targetco or any one of them or to or on behalf of any of the directors, officers, employees contractors or consultants of Targetco except in accordance with those compensation arrangements specified on Schedule 4.1(w) to this Agreement or except as contemplated by this Agreement;

         (x) there are no pensions, profit sharing, group insurance or similar plans or other deferred compensation plans of any kind whatsoever affecting Targetco other than those specified on Schedule 4.1(x) to this Agreement;

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         (y) Targetco is not now, and has never been, a party to any collective agreement with any labor union or other association of employees of any kind whatsoever;

         (z) the contracts and agreements included on Schedules ___ and ___ to this Agreement and those additional contracts and agreements specified on
Schedule 4.1(z) to this Agreement (collectively the "Material Contracts") constitute all of the material contracts and agreements of Targetco. In particular, Targetco does not maintain insurance of any kind;

         (aa) Targetco has not licensed, leased, transferred, disposed of or encumbered any of the Assets in any way, or permitted any third party access to any of the Assets, including in particular the source code to the computer software and the contestant and subscriber information included in the Assets, except in accordance with the terms of the Material Contracts;

         (bb) except as is noted on Schedule 4.1(bb) to this Agreement, the Material Contracts are in good standing in all respects and that Targetco is not in default in any respect;

         (cc) except as is noted on Schedule 4.1(cc) to this Agreement, Targetco can terminate all of its obligations under each of the Material Contracts without liability on not more than one month's notice;

         (dd) to the best of Vendor's knowledge, all tax returns and reports of Targetco required by law to be filed have been filed and are substantially true, complete and correct and all taxes and other government charges of any kind whatsoever of Targetco have been paid or accrued in the Targetco Financial Statements;

         (ee) to the best of Vendor's knowledge, Targetco has been assessed for all applicable income and other tax remittances for all of its full or partial fiscal years to and including its fiscal year ended 31 December, 1998;

         (ff) Targetco has not:

                  (i) acquired any property from a person, otherwise than at arm's length, for proceeds greater than the fair market value thereof; or

                  (ii) disposed of anything to a person, otherwise than at arm's length, for proceeds less than the fair market value thereof;

         (gg) Targetco has made all elections required to have been made under all applicable tax legislation in connection with any distributions made by it and all such elections were true and correct and made in the prescribed form and within the prescribed time period;

         (hh) to the best of Vendor's knowledge, adequate provision has been made for taxes payable by Targetco for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers or other arrangements of any kind whatsoever providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax or governmental charge of any kind whatsoever by Targetco;

         (ii) Vendor is not aware of any contingent tax liabilities of Targetco of any kind whatsoever or any grounds which would prompt a reassessment of Targetco including aggressive treatment of income and expenses in earlier tax returns filed;

         (jj) there are no amounts outstanding and unpaid for which Targetco has previously claimed a deduction under any applicable tax legislation;

         (kk) Targetco has made all collections, deductions, remittances and payments of any kind whatsoever and filed all reports and returns required by it to be made or filed under the provisions of all applicable statutes requiring the making of collections, deductions, remittances or payments of any kind whatsoever in those jurisdictions in which

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it carries on business;

         (ll) to the best of his knowledge and except as disclosed on Schedule 4.1(ll), there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting Targetco at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever and there is no basis therefor;

         (mm) to the best of his knowledge, Targetco is not in breach of any law, ordinance, statute, regulation, bylaw, order or decree of any kind whatsoever;

         (nn) Vendor and Targetco have good and sufficient right and authority to enter into this Agreement and complete their respective transactions contemplated under this Agreement on the terms and conditions set forth herein;

         (oo) to the best of Vendor's knowledge, the execution and delivery of this Agreement, the performance of their respective obligations under this Agreement and the completion of their respective transactions contemplated under this Agreement will not:

                  (i) conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the incorporation documents of Targetco or any indenture, mortgage, agreement, lease, license or other instrument of any kind whatsoever to which Targetco, or Vendor is a party or by which any one of them is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which any one of them is bound; and

                  (ii) result in the violation of any law or regulation of any kind whatsoever by any of the Shareholders of Targetco or by Targetco;

         (pp) neither Targetco nor the Shareholders of Targetco nor any of them has incurred any liability for brokers' or finder's fees of any kind whatsoever with respect to this Agreement or any transaction contemplated under this Agreement; and

4.2 The representations and warranties of the Vendor contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and they shall survive the completion of the transactions contemplated under this Agreement and remain in full force and effect thereafter for the benefit of the Merger Parent for a period of five (5) years after the Time of Closing in respect of representations and warranties relating to tax matters, and for a period of two (2) years after the Time of Closing in respect of all other representations and warranties.

4.3 In order to induce the Vendor to enter into this Agreement and complete his respective transactions contemplated hereunder, the Merger Parent represents and warrants to the Vendor that:

         (a) the Merger Parent was and remains duly incorporated under the laws of Florida and the Merger Parent is in good standing with respect to the filing of annual reports in that jurisdiction;

         (b) the Subsidiary is duly incorporated under the laws of Wisconsin and is in good standing with respect to the filing of annual reports in that jurisdiction;

         (c) as of the Effective Date, the authorized share capital of the Merger Parent consists of 50,000,000 common shares with a par value of $0.001 per share;

         (d) the authorized share capital of the Subsidiary consists of 9,000 shares, of which 9,000 shares will be issued and outstanding in the name of the Merger Parent;

         (e) on the Closing Date, the Merger Parent's Shares shall be validly issued and outstanding fully paid and non-assessable common shares of the Merger Parent registered in the names of, and beneficially owned by, the

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Shareholders of Targetco as set forth in paragraph 1.2 of this Agreement, and all of the Effective Date Issued Capital shall be validly issued and outstanding fully paid and non-assessable common shares of the Merger Parent;

         (f) the books and records of the Merger Parent disclose all material financial transactions of the Merger Parent arising subsequent to the preparation of the Merger Parent Financial Statements and such transactions have been fairly and accurately recorded;

         (g) except as disclosed to the Vendor in the Schedules to this Agreement, there are no material liabilities of the Merger Parent, whether direct, indirect, absolute, contingent or otherwise which are not disclosed or reflected in the Merger Parent Financial Statements except those incurred in the ordinary course of business since the date the Merger Parent Financial Statements were prepared, all of which are recorded in the books and records of the Merger Parent;

         (h) to the best of its knowledge, there are no actions, suits, judgments, investigations or proceedings of any kind whatsoever outstanding, pending or threatened against or affecting the Merger Parent at law or in equity or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau or agency of any kind whatsoever;

         (i) to the best of its knowledge, the Merger Parent is not in breach of any law, ordinance, statute, regulation, bylaw, order or decree of any kind whatsoever;

         (j) the Merger Parent has good and sufficient right and authority to enter into this Agreement and complete the transactions contemplated under this Agreement on the terms and conditions set forth herein;

         (k) to the best of its knowledge, the execution and delivery of this Agreement, the performance of their respective obligations under this Agreement and the completion of their respective transactions contemplated under this Agreement will not:

                  (i) conflict with, or result in the breach of or the acceleration of any indebtedness under, or constitute default under, the incorporation documents of the Merger Parent or any indenture, mortgage, agreement, lease, license or other instrument of any kind whatsoever to which the Merger Parent is a party to or by which it is bound, or any judgment or order of any kind whatsoever of any court or administrative body of any kind whatsoever by which the Merger Parent is bound; and

                  (ii) result in the violation of any law or regulation of any kind whatsoever by the Merger Parent; and

                  (iii) the representations and warranties of the Merger Parent contained in this Agreement disclose all material facts specifically relating to the transactions involving the Merger Parent contemplated under this Agreement which materially and adversely affect, or in the future may materially and adversely affect, the Merger Parent's ability to perform its obligations under this Agreement.

4.5 The representations and warranties of the Merger Parent contained in this Agreement shall be true at the Time of Closing as though they were made at the Time of Closing and shall survive the completion of the transactions contemplated under this Agreement and remain in full force and effect thereafter for the benefit of the Vendors for a period of Two (2) years after the Time of Closing.

5.   INDEMNITY

5.1 Notwithstanding the completion of the transactions contemplated under this Agreement or the Merger Parent's Investigation, the representations, warranties and acknowledgments of the Vendor contained in this Agreement or any certificates or documents delivered by him pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect thereafter for the benefit of the Merger Parent for a period of five (5) years after the Time of Closing in respect of representations, warranties and acknowledgments relating to tax matters, and for a period of two (2) years after the Time of Closing in respect of all other representations, warranties and acknowledgments. If any of the representations, warranties or acknowledgments given by the Vendor in this Agreement are found to be untrue or there is a breach of any covenant or agreement in this Agreement on the part of the Vendor, the Vendor shall indemnify and save harmless the Merger Parent from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees and disbursements as charged by a lawyer to his own client), damages and expenses of any kind whatsoever which may be brought or made against the Merger Parent by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by the Merger Parent, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgment, covenant or agreement. Without in any way limiting the generality of the foregoing, this shall include any loss of any kind whatsoever which may be suffered or incurred by the Merger Parent, directly or indirectly, arising out of any material assessment or reassessment levied upon Targetco for tax, interest and/or penalties for any period up to and including the Closing Date and all claims, demands, costs (including legal fees and disbursements as charged by a lawyer to his own client) and expenses of any kind whatsoever in respect of the foregoing.

5.2 Notwithstanding the completion of the transactions contemplated under this Agreement, the representations, warranties and acknowledgments of the Merger Parent contained in this Agreement or any certificates or documents delivered by the Merger Parent pursuant to this Agreement shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect thereafter for the benefit of the Vendor for a period of two (2) years after the Time of Closing. If any of the representations, warranties or acknowledgments given by the Merger Parent in this Agreement are found to be untrue or there is a breach of any covenant or agreement in this Agreement on the part of the Merger Parent, the Merger Parent shall indemnify and save harmless the Vendor from and against any and all liability, claims, debts, demands, suits, actions, penalties, fines, losses, costs (including legal fees and disbursements as charged by a lawyer to his own client), damages and expenses of any kind whatsoever which may be brought or made against the Vendor by any person, firm or corporation of any kind whatsoever or which may be suffered or incurred by the Vendor, directly or indirectly, arising out of or as a consequence of any such misrepresentation or breach of warranty, acknowledgment, covenant or agreement.

5.3 The determination of any liability claim, lien, encumbrance, charge, fine or penalty for which indemnification may be claimed under this Section 5 shall be net of any tax (or other) benefit derived in insurance or other proceeds received (but adjusted for any tax incurred as a result of the receipt of such insurance proceeds or indemnification) by the party bearing such liability claim, lien, encumbrance, charge, fine or penalty as a result thereof.

5.4 Neither the Vendor nor the Merger Parent shall be required to provide indemnification under Section 5.1, above, with respect to the warranties and representations set forth in Section 4, unless the amount of damages incurred by Merger Parent or the Vendor (net of taxes and insurance proceeds received as provided in Paragraph 5.3, above) shall exceed in the aggregate $50,000 (the "Basket Amount") and then only for amounts in excess of the Basket Amount. Notwithstanding the foregoing and in no event shall the aggregate liability with respect to all claims of indemnification made by either the Vendor or the Merger Parent exceed an aggregate amount of $250,000 (the "Cap Amount"). Neither party shall indemnify the other from and any punitive, consequential or indirect damages, or any asserted or established claim for any damages which provides for recovery based on any multiple of losses, lost profits or anticipated profits.

5.5 Any party (a "Claiming Party") requesting indemnity under this Section shall provide demand and notice of such request to the party from whom the Claiming Party requests indemnity (the "Indemnifying Party") in writing, within 20 days of receipt of notice (constructive or actual) of the claim for which indemnity is requested. The Indemnifying Party shall then have 10 days within which to acknowledge and accept responsibility for such indemnity. If within 10 days of notice the Claiming Party accepts responsibility for indemnity under this provision, the Claiming Party shall cooperate with the Indemnifying Party, who shall take primary responsibility for defense of such claim, including choice of counsel. The Claiming Party may retain additional counsel of their own choosing, but at the Indemnified Party's expense. Any Claiming Party for whose claim the Indemnifying Party has accepted responsibility under this provision shall not negotiate, compromise or settle any claim against the Claiming Party without the Indemnifying Party's written consent.

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

5.6 Notwithstanding any of the provisions set forth in this Section 5, in the event that the Indemnifying Party can establish that the Claiming Party had knowledge on or before the Time of Closing, of a breach of any warranty or representation, then the Indemnifying Party shall not be liable under this
Section 5 for any loss resulting from or arising out of any such breach.

5.7 The sole remedy of the Merger Parent for any and all claims of the nature described in Paragraph 5.1, above, shall be the indemnity set forth in Paragraph 5.1 and the sole remedy of the Vendor for any and all claims of the nature described in Paragraph 5.2, above, shall be the indemnity set forth in Paragraph 5.2, in each case as limited by the provisions set forth in this
Section 5. The parties' indemnification obligations pursuant to Paragraphs
5.1 and 5.2, above, shall terminate upon the expiration of the applicable time limits listed in this Section 5 (the "Survival Time"). Any claims for indemnification not submitted in writing by the Claiming Party prior to the Survival Time shall be deemed to have been waived. Any claims for indemnification made in good faith by the Claiming Party in writing prior to the Survival Time and the right of indemnity with respect thereto shall survive such termination until resolved or judicially determined.

6.   CLOSING DOCUMENTS

6.1 At the Time of Closing, the Shareholders of Targetco shall deliver to the counsel for the Merger Parent:

         (a) a certified true copy of the resolutions of the directors of Targetco and the Subsidiary evidencing that the directors of the Targetco and the Subsidiary have approved this Agreement and all of the transactions of Targetco contemplated hereunder and the resolutions shall include specific reference to:

                  (i) the cancellation of the share certificates (the "Old Share Certificates") representing the Targetco Shares held as set forth in paragraph B of the recitals to this Agreement; and

                  (ii) approval of the Articles of Merger whereby Targetco is merged with the Subsidiary;

         (b)      the Old Share Certificates;

         (c) duly executed Articles of Merger in form for filing in the State of Wisconsin;

         (d)      the Employment Agreement referred to in subparagraph 2.1
(b) of this Agreement;

         (e)      all the minute books and corporate seals of Targetco; and

         (f) a release in the form of Schedule "G" to this Agreement (the "Release") from each of the Shareholders of Targetco of all claims against Targetco for any outstanding amounts owing by Targetco to any of the Shareholders of Targetco on account of any loans, bonuses, reimbursements, compensation, fees, royalties, dividends or other consideration whatsoever, except only as provided in the Employment Agreements.

6.2 At the Time of Closing, the Merger Parent shall deliver to the counsel for the Vendor:

         (a) certified true copies of the resolutions of the directors of the Merger Parent and the Subsidiary, evidencing that the directors of the Merger Parent and the Subsidiary have approved this Agreement and all of the transactions of the Merger Parent and the Subsidiary contemplated hereunder;

         (b) the balance of the Cash Portion after payment of the Deposit as provided for in subparagraph 1.6 of this Agreement, as set forth on Schedule 1.3, which balance is to be paid by wire transfer to Godfrey & Kahn, S.C. as exchange agent for the Shareholders of Targetco;

         (c) share certificates representing the Merger Parent's Shares registered in the individual names of the Shareholders of Targetco as provided for in subparagraph 1.3 of this Agreement;

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

         (d) a certificate of confirmation signed by an officer or director of the Merger Parent in the form attached as Schedule ____ to this Agreement.

7.   GENERAL

7.1 Time and each of the terms and conditions of this Agreement shall be of the essence of this Agreement and any waiver by the parties of this paragraph
7.1 or any failure by them to exercise any of their rights under this Agreement shall be limited to the particular instance and shall not extend to any other instance or matter in this Agreement or otherwise affect any of their rights or remedies under this Agreement.

7.2 The Schedules to this Agreement incorporated by reference and the recitals to this Agreement constitute a part of this Agreement.

7.3 This Agreement constitutes the entire Agreement between the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein.

7.4 The headings in this Agreement are for reference only and do not constitute terms of the Agreement.

7.5 The provisions contained in this Agreement which, by their terms, require performance by a party to this Agreement subsequent to the Closing Date of this Agreement, shall survive the Closing Date of this Agreement.

7.6 No alteration, amendment, modification or interpretation of this Agreement or any provision of this Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by the parties directly affected by such alteration, amendment, modification or interpretation.

7.7 Whenever the singular or masculine is used in this Agreement the same shall be deemed to include the plural or the feminine or the body corporate as the context may require.

7.8 The parties hereto shall execute and deliver all such further documents and instruments and do all such acts and things as any party may, either before or after the Closing Date, reasonably require in order to carry out the full intent and meaning of this Agreement.

7.9 Any notice, request, demand and other communication to be given under this Agreement shall be in writing and shall be delivered by hand or by telecopier to the parties at the addresses indicated in the signature block to this Agreement or to such other addresses as may be given in writing by the parties hereto in the manner provided for in this paragraph, and shall be deemed to have been received, if delivered by hand, on the date of delivery, or if delivered by telecopier, on the date that it is sent.

7.10 This Agreement or any rights hereunder may be assigned by the Merger Parent, but any such assignment shall not release the Merger Parent from its obligations hereunder.

7.11 This Agreement shall be subject to, governed by, and construed in accordance with the laws of the State of Wisconsin, and all disputes arising under this Agreement shall be resolved in, and the parties hereto submit to the jurisdiction of, the State or Federal Courts of Wisconsin.

7.12 This Agreement may be signed by the parties in as many counterparts as may be deemed necessary, each of which so signed shall be deemed to be an original, and all such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF the parties have hereunto set their hands and seals as of the Effective Date first above written.

MERGER PARENT                          TARGETCO
INTERNET SPORTS NETWORK, INC.          INNOVATION PARTNERS, INC.

By: /s/ KEN CREMA                      By:   /s/ JEFFREY A. THOMAS
   ---------------------------            --------------------------
Its:   Chief Executive Officer         Its:   President

VENDORS



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

                                  SCHEDULE "A"
                              Employment Agreement
                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT ("Agreement") is made, entered into, and effective as of July __, 1999 (the "Effective Date"), by and between Internet Sports Network, Inc., a Florida corporation ("Company"), and Jeff Thomas, an individual ("Employee").

                                    RECITALS

         A. Company desires to have an employment agreement with Employee and Employee desires to enter into an employment agreement with Company for the position set forth in Schedule A subject to the terms and conditions of this Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree as follows:

                                    AGREEMENT

1. Term and Duties. Company hereby employs Employee in the position set out on Schedule A to this Agreement, and Employee agrees to fulfil the duties and responsibilities set out on Schedule A to this Agreement, subject to changes consistent with the usual duties and responsibilities of that position as may be reasonably prescribed by the Board of Directors of the Company (the "Board") from time to time. Employee shall devote his full time and attention to the business of Company as shall be required to perform the required services and duties. Employee at all times during the employment term shall strictly adhere to and obey all policies, rules and regulations established from time to time governing the conduct of employees of Company.

2.  Duties of Employee.

         2.1 Employee agrees to perform Employee's services efficiently and to the best of Employee's ability. Employee agrees throughout the term of this Agreement to devote his full time, energy and skill to the business of the Company and to the promotion of the best interests of the Company.

         2.2 Employee agrees that he shall not at any time, either during or subsequent to his employment term, unless expressly consented to in writing by Company, either directly or indirectly use or disclose to any person or entity any confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Company, including, but not limited to, information concerning the customers of Company, Company's marketing methods, compensation paid to employees, independent contractors or suppliers and other terms of their employment or contractual relationships, financial and business records, know-how, or any other information concerning the business of Company, its manner of operations, or other data of any kind, nature or description. Employee agrees that the above information and items are important, material and confidential trade secrets and these affect the successful conduct of Company's business and its goodwill. This non-disclosure obligation does not apply to any information which is presently in the public domain, or any information that subsequently becomes part of the public domain through no fault of Employee.

         2.3 Employee will not, during his employment with the Company, engage in any business, enterprise or activity that is contrary to or detracts from the business of the Company or the proper fulfillment of his duties and responsibilities to the Company.

         2.4 Employee acknowledges that as this Agreement is entered into in connection with the sale of the controlling interest of the Company by Employee to Parent Company, he will comply with all the restrictions set forth below at all times during his employment and for a period of twenty four (24) months after the termination of his employment:

                  a. Employee will not, either individually or in conjunction with any person, as principal, agent, director, officer, employee, investor or in any other manner whatsoever, directly or indirectly engage in or become financially interested in any competitive business within the State of Wisconsin, except as a passive investor holding not more than one percent of the publicly traded stock of a corporation in which Employee is not involved in management;

                  b. Employee will not, either directly or indirectly, on its own behalf of on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate to any competitive business, any business or actively sought prospective business of the Company or any customers with whom the Company or any affiliate of the Company has current agreements relating to the business of the Company, or with whom Employee has dealt, or with whom Employee has supervised negotiations or business relations, or about whom Employee has acquired confidential information in the course of Employee's employment;

                  c. Employee will not, either directly or indirectly, on Employee's behalf or on behalf of others, solicit, divert or hire away, or attempt to solicit, divert, or hire away, any independent contractor or any person employed by the Company or any affiliate of the Company or persuade or attempt to persuade any such individual to terminate his or her employment with the Company; and,

                  d. Employee will not directly or indirectly impair or seek to impair the reputation of the Company or any affiliate of the Company, nor any relationship that the Company or any affiliate of the Company has with its employees, customers, suppliers, agents or other parties with which the Company or any other affiliate of the Company does business or has contractual relations;

                  e. Employee will not receive or accept for its own benefit, either directly or indirectly, any commission, rebate, discount, gratuity or profit from any person having or proposing to have one or more business transactions with the Company or any affiliate of the Company, without the prior approval of the Board, which may be withheld; and,

                  f. Employee will, during the term of this employment with the Company, communicate and channel to the Company all knowledge, business and customer contacts and any other information that could concern or be in any way beneficial to the business of the Company. Any such information communicated to the Company as aforesaid will be and remain the property of the Company notwithstanding any subsequent termination of Employee's employment.

3.  Compensation.

         3.1 Subject to the termination of this Agreement as provided herein, Company shall compensate Employee for his services hereunder at an annual salary set forth in Schedule A, subject to changes by mutual agreement, payable in accordance with the Company's standard salary payment schedule. Payment of Employee's Salary will be subject to income tax source deductions and other deductions required by applicable law.

         3.2 Employee is also eligible to receive such additional compensation as the Board of Directors of Company determines is proper in recognition of Employee's contributions and services to Company. Such additional compensation shall be paid to Employee on the anniversary date of this Agreement during the Employment Term, and at such other times as may be determined by the Board of Directors.

         3.3 In addition to the compensation set forth above, Employee shall be entitled to participate in or to receive benefits under all of Company's employee benefit plans made available by Company now or in the future to similarly situated employees, subject to the terms, conditions and overall administration of such plans. Employee shall be entitled to participate in or to receive benefits under all of Company's employee benefit plans made available by Company or in the future to similarly situated employees, subject to the terms, conditions and overall administration of such plans. Including but not limited to 401(k) plans, IRA plans, E.R.I.S.A Plans, any other retirement or benefit plans that the Company has made available to similarly situated employees.

4. Expenses. Company shall reimburse Employee for all pre-approved reasonable business related expenses incurred by Employee in the course of his normal duties on behalf of the Company. In compensating Employee for expenses, the ordinary and usual business guidelines and documentation requirements shall be adhered to by Company and Employee.

         (a) Employee will be required to incur travel, meals, entertainment and other business expenses on behalf of the Company in the performance of Employee's duties hereunder. Company will reimburse Employee for all such reasonable business expenses incurred by Employee in connection with Company's business upon presentation of receipts or other acceptable documentation of the expenditures.

5. Assignment of Intellectual Property Rights. As consideration for your employment with Company, Employee covenants and agrees as follows:

         (a) Employee will make prompt and full disclosure to the Company of any discovery, processes, inventions, patents, computer software, copyrights, trademarks and other intangible rights (collectively referred to as "Intellectual Property") that may be conceived, made, improved upon, developed, or participated by Employee, solely or jointly, in the course of, arising from or relating to any Intellectual Property Rights of the Company, or his employment with the Company or any affiliate of the Company (the "Work Products").

         (b) The Company will hold all Intellectual Property Rights in respect of the Work Products for the exclusive benefit of the Company and Employee agrees not to claim or apply for registration or challenge the Company's registration of, any such Intellectual Property Rights. Employee's acceptance of the terms of this Agreement constitutes an absolute, unconditional and irrevocable assignment, transfer and conveyance of all past, present and future right, title, benefit and interest in and to all Intellectual Property Rights in respect of the Work Products. Employee hereby waives, in favor of the Company, all claims of any nature whatsoever that Employee now or hereafter may have for infringement of any Intellectual Property Rights for the Work Products so assigned to the Company. To the extent that copyright may subsist in the Work Products, Employee hereby waives all past, present and future moral rights he may have.

         (c) The Work Products and all related Intellectual Property Rights will be the absolute and exclusive property of the Company. The Company may apply for patent, copyright or other intellectual property protection in the Company's name or, where such procedure is proper, in Employee's name, anywhere in the world. Employee will, at the Company's request, execute all documents and do all such acts and things considered necessary by the Company to obtain, confirm or enforce any Intellectual Property Rights in respect of the Inventions. In case the Company requires, but is unable to secure Employee's signature for any such purpose in a timely manner, Employee hereby irrevocably designate and appoint the Company and any duly authorized officer or agent of the Company as Employee's agent and attorney, to act for Employee and in Employee's behalf an stead to execute any such documents and to do all other lawfully permitted acts to carry out the intent of this provision, with the same legal force and effect as if executed or done by Employee. This power of attorney is coupled with an interest.

6.  Disability of Employee.

         6.1 Employee shall be considered disabled if, due to illness or injury, either physical or mental, Employee is unable to perform Employee's customary duties as an employee of Company for more than thirty (30) days in the aggregate out of a period of twelve (12) consecutive months. The disability shall be determined by a certification from a physician.

         6.2 If Employee is determined to be disabled, Company shall continue to pay Employee's base salary for the initial ninety (90) days of "disability." The continuation of the salary compensation after the initial ninety (90) days shall be determined by the Board of Directors of the Company.

7.  Termination By Company.

         7.1 Unless terminated earlier as provided in this Agreement, Employee shall be employed for a term set forth in Schedule A. Thereafter, the employment term shall continue on an at will basis until terminated at the option of Company or Employee upon thirty (30) days prior written notice. This Agreement may be terminated at any time by written agreement between the parties, or as provided in Section 8.2 below. This Agreement will terminate immediately upon Employee's death.

         7.2 Company may terminate this Agreement for cause at any time without notice. For purposes of this Agreement, the term "cause" shall include, but not be limited to, the following: a material breach of or failure to perform any covenant or obligation in this Agreement, disloyalty, dishonesty, neglect of duties, unprofessional conduct, acts of moral turpitude, disappearance, felonious conduct or fraud, the use of illegal drugs or the habitual and disabling use of alcohol and drugs, embezzlement or similar conduct.

8. Termination By Employee. Employee may terminate this Agreement without cause upon thirty (30) days prior written notice to Company. All obligations of Employee to Company under section 2.4 and 6 shall survive the termination of this Agreement.

9. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto their respective devisees, legatees, heirs, legal representatives, successors, and permitted assigns. The preceding sentence shall not affect any restriction on assignment set forth elsewhere in this Agreement.

10. Effect of Combination or Dissolution. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Company, or by any merger or consolidation in which Company is not the surviving or resulting corporation, or upon any transfer of all or substantially all of the outstanding shares or assets of Company. Instead, the provisions of this Agreement shall be binding on and inure to the benefit of Company's creditors, the surviving business entity or the business entity to which such shares or assets shall be transferred.

11. Arbitration. If a dispute or claim shall arise with respect to any of the terms or provisions of this Agreement, or with respect to the performance by either of the parties under this Agreement, other than a dispute with respect to Section 2 of this Agreement, then either party may, with notice as herein provided, require that the dispute be submitted under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). Each party shall bear one-half (1/2) of the cost of appointing the arbitrator and of paying such arbitrator's fees. The written decision of the arbitrator(s) ultimately appointed by or for both parties shall be binding and conclusive on the parties. Judgment may be entered on such written decision of the single arbitrator in any court having jurisdiction. Any arbitration undertaken pursuant to the terms of this section shall occur in the county of the Company's office in Santa Clara County, California, or in the county of such other state that the Company has an office at the time of the arbitration as is designated by the Company.

12. Assignment. Subject to all other provisions of this Agreement, any attempt to assign or transfer this Agreement or any of the rights conferred hereby, by judicial process or otherwise, to any person, firm, Company, or corporation without the prior written consent of the other party, shall be invalid, and may, at the option of such other party, result in an incurable event of default resulting in termination of this Agreement and all rights hereby conferred.

13. Choice of Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida including all matters of construction, validity, performance, and enforcement and without giving effect to the principles of conflict of laws.

14. Indemnification. Company shall indemnify, defend and hold Employee harmless, to the fullest extent permitted by law, for all claims, demands, losses, costs, expenses, obligations, liabilities, damages, recoveries and deficiencies, including interest, penalties and reasonable attorney's fees that Employee shall incur or suffer that arise from, result from or relate to the discharge of Employee's duties under this Agreement. Company shall maintain adequate insurance for this purpose or shall advance Employee any expenses incurred in defending any such proceeding or claim to the maximum extent permitted by law.

15. Entire Agreement. Except as provided herein, this Agreement, including exhibits, contains the entire agreement of the parties, and supersedes all existing negotiations, representations, or agreements and all other oral, written, or other communications between them concerning the subject matter of this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between and among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

16. Severability. If any provision of this Agreement is unenforceable, invalid, or violates applicable law, such provision, or unenforceable portion of such provision, shall be deemed stricken and shall not affect the enforceability of any other provisions of this Agreement.

17. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and shall not be deemed to define, limit, enlarge, or describe the scope of this Agreement or the relationship of the parties, and shall not affect this Agreement or the construction of any provisions herein.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

19. Modification. No change, modification, addition, or amendment to this Agreement shall be valid unless in writing and signed by all parties hereto.

20. Attorneys' Fees. Except as otherwise provided herein, if a dispute should arise between the parties including, but not limited to arbitration, the prevailing party shall be reimbursed by the non- prevailing party for all reasonable expenses incurred in resolving such dispute, including reasonable attorneys' fees exclusive of such amount of attorneys' fees as shall be a premium for result or for risk of loss under a contingency fee arrangement.

21. Taxes. Any income taxes required to be paid in connection with the payments due hereunder, shall be borne by the party required to make such payment. Any withholding taxes in the nature of a tax on income shall be deducted from payments due, and the party required to withhold such tax shall furnish to the party receiving such payment all documentation necessary to prove the proper amount to withhold of such taxes and to prove payment to the tax authority of such required withholding.

22. NOT FOR THE BENEFIT OF CREDITORS OR THIRD PARTIES. The provisions of this Agreement are intended only for the regulation of relations among the parties. This Agreement is not intended for the benefit of creditors of the parties or other third parties and no rights are granted to creditors of the parties or other third parties under this Agreement. Under no circumstances shall any third party, who is a minor, be deemed to have accepted, adopted, or acted in reliance upon this Agreement.

23. FACSIMILE SIGNATURES. Facsimile signatures shall be acceptable and binding as originals.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

INTERNET SPORTS NETWORK, INC.            EMPLOYEE


By:    /s/ KEN CREMA                     By:     /s/ JEFFREY A. THOMAS
   ----------------------------             ------------------------------
Its:   Chief Executive Officer